Exhibit 10.1

SPONSOR AGREEMENT

THIS SPONSOR AGREEMENT (the “Agreement”), dated as of September 24, 2025, is made by and between Bitwise Investment Advisers, LLC, a Delaware limited liability company (“Sponsor”), and Bitwise Solana Staking ETF, a statutory trust organized under the laws of Delaware (the “Trust”).

1. Status of the Trust. The Trust is a Delaware statutory trust established under the Delaware Act by the filing of the Certificate of Trust in the Office of the Secretary of State of the State of Delaware on November 20, 2024. The Trust is not an investment company under the Investment Company Act of 1940 (the “1940 Act”) and it is not required to register thereunder. The Trust is not a commodity pool for purposes of the Commodity Exchange Act of 1936, and the Sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor. The Sponsor is not registered as an investment adviser under the Investment Advisers Act of 1940 and is not required to register thereunder.

2. Appointment of Sponsor. Pursuant to the terms of the Trust’s Amended and Restated Declaration of Trust and Trust Agreement (the “Trust Agreement”), the Sponsor is appointed to serve as sponsor for the Trust, with full powers and rights to effectuate and carry out the purposes, activities and objectives of the Trust. Sponsor has accepted such appointment and hereby agrees to render such services on the terms and conditions set forth in this Agreement and the Trust Agreement.

3. Duties of Sponsor. Sponsor will perform such duties for the Trust as set forth in Article IV of the Trust Agreement. Sponsor will manage the Trust in accordance with Sponsor’s best judgment and consistent with the Trust’s investment objectives and strategies outlined in the Trust’s prospectus and registration statement filed with the U.S. Securities and Exchange Commission (“SEC”). For the avoidance of doubt, pursuant to the terms of Article IV of the Trust Agreement, the Sponsor is authorized to execute documents for and on behalf of the Trust.

4. Reporting; Record Keeping. Sponsor will be available at reasonable times to discuss the activities of the Trust with the trustee of the Trust or its designee. Any written reports supplied by Sponsor to the Trust discussing the activities of the Trust are intended solely for the benefit of the Trust, and the Trust agrees that it will not disseminate such reports to any other party (other than the Trust’s service providers) without the prior consent of Sponsor, except as may be required by applicable law. Sponsor shall make or cause to be made, and shall maintain or cause to be maintained, all records as are required to be made or maintained by it in its capacity as Sponsor of the Trust.

5. Other Accounts. The Trust understands and acknowledges that Sponsor may act as sponsor for various persons other than the Trust. The Trust acknowledges that Sponsor may give advice and take action concerning other persons that may be the same as, similar to or different from the advice given, or the timing and nature of action taken, concerning the Trust. The Trust also acknowledges that Sponsor may serve as a manager to other investment funds that invest in Solana or other digital assets with the same investment objective as the Trust, and the Sponsor or its affiliates may serve as a manager to other investment funds that invest in digital assets. Except to the extent necessary to perform Sponsor’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of Sponsor, or any affiliate of Sponsor or any employee of Sponsor to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

6. Sponsor’s Compensation. (a) The Trust shall pay to Sponsor a fee at the rate set forth in Exhibit A in consideration of Sponsor’s (i) services under this Agreement and the Trust Agreement and (ii) the payment by Sponsor of the Trust expenses described in paragraph 7 below (the “Sponsor Fee”). The Sponsor Fee accrues daily at an annualized rate based on the adjusted net asset value of the Trust and is payable monthly in arrears in Solana. The Sponsor may, from time to time, temporarily waive all or a portion of the Sponsor Fee in its sole discretion. To the extent not already disclosed in the prospectus, the Sponsor may notify shareholders of the Trust (“Shareholders”) of its intent to commence, or cease, waiving the Sponsor Fee on the Trust’s website, in a prospectus supplement, through a current report on Form 8-K and/or in the Trust’s annual or quarterly reports.

(b) As partial consideration arranging for the staking of the Trust’s Solana pursuant to Section 4.02(b) of the Trust Agreement, the Sponsor may in its sole and absolute discretion provide or arrange for additional compensation which shall be based on the rewards, income or proceeds generated from such activities. The Sponsor may amend, modify, waive, defer or cancel such arrangements from time to time in its sole and absolute discretion.

7. Fees and Expenses. The Sponsor has agreed to assume and pay the normal operating expenses of the Trust, which include the Trustee’s monthly fee and out-of-pocket expenses, the fees of the Trust’s regular service providers (Cash Custodian, Solana Custodian, Prime Execution Agent, Marketing Agent, Transfer Agent and Administrator), Exchange listing fees, tax reporting fees, SEC registration fees, printing and mailing costs, audit fees and ordinary legal expenses. The Sponsor will also pay the costs of the Trust’s organization. None of the expenses to be assumed by the Sponsor are subject to a cap.

The Trust may incur certain extraordinary, non-recurring expenses that are not assumed by the Sponsor, including but not limited to, taxes and governmental charges, any applicable brokerage commissions, financing fees, expenses and costs of any extraordinary services performed by the Sponsor (or any other service provider) on behalf of the Trust to protect the Trust or the Shareholders (including, for example, in connection with any fork of the Solana Network, any Incidental Rights (as defined below) and any IR Asset (as defined below)), any indemnification of the Cash Custodian, Solana Custodian, Prime Execution Agent, Transfer Agent, Administrator or other agents, service providers or counterparties of the Trust, and extraordinary legal fees and expenses, including any legal fees and expenses incurred in connection with litigation, regulatory enforcement or investigation matters.

8. Purchase and Sale of Solana. Because the Trust may conduct creations and redemptions of Shares for cash, it will be responsible under such circumstances for purchasing and selling Solana in connection with those creation and redemption orders. The Trust may also be required to sell Solana to pay certain extraordinary, non-recurring expenses that are not assumed by the Sponsor. Such purchase and sale transactions may be conducted pursuant to two models: (i) the “Trust-Directed Trade Model”; or the (ii) “Agent Execution Model,” as such terms are described and defined in the Trust’s registration statement. The Sponsor shall utilize the Trust-Directed Trade Model for all purchases and sales of Solana and will only utilize the Agent Execution Model in the event that no Solana Trading Counterparty is willing or able to effectuate the Trust’s purchase or sale of Solana.

9. Incidental Rights. From time to time, the Trust may come into possession of rights incident to its ownership of Solana, which permit the Trust to acquire, or otherwise establish dominion and control over, other digital assets. These rights are generally expected to be “forked assets” that arise in connection with hard forks in the distributed ledger that maintains the full transaction history of the Solana Network, airdrops offered to holders of Solana and digital assets arising from other similar events without any action of the Trust or of the Sponsor or Trustee on behalf of the Trust. These rights are referred to as “Incidental Rights” and any digital assets acquired through Incidental Rights are referred to as “IR Assets.” Pursuant to Section 2.10 of the Trust Agreement, the Trust has expressly disclaimed all ownership of such Incidental Rights and IR Assets so that such assets are not and shall never be considered the property of the Trust. Sponsor agrees that such Incidental Rights and IR Assets into which the Trust comes into possession shall constitute the property of the Sponsor. Upon receipt of an Incidental Right or IR Asset, the Trust will, as soon as practicable, and, if possible, immediately, distribute such assets to the Sponsor. Once acquired, the Sponsor may take any lawful action necessary or desirable in connection with its acquisition of such assets. The Sponsor is under no obligation to realize any economic benefit from any Incidental Right(s) and/or IR Asset(s) it receives from the Trust. The Sponsor may instead determine, in its sole discretion, to abandon such Incidental Rights or IR Assets permanently and irrevocably for no consideration. In the event that the Sponsor decides to sell the Incidental Right(s) and/or IR Asset(s), it shall seek to do so for cash. This may be a sale of the Incidental Right(s) and/or IR Asset(s) directly in exchange for cash, or in exchange for another digital asset which may subsequently be exchanged for cash. The Sponsor, may, but is not required to, contribute such cash proceeds back to the Trust, which in turn would distribute the cash to the Depository Trust Company to be distributed to Trust shareholders in proportion to the number of shares owned.

10. Liability and Indemnification. Sponsor will not be liable for losses to the Trust, and Sponsor shall be indemnified, to the extent provided in Section 4.06 of the Trust Agreement.

11. Governing Law/Disputes. This Agreement is entered into in accordance with and shall be governed by the laws of the State of Delaware; provided, however, that in the event that any law of the State of Delaware shall require that the laws of another state or jurisdiction be applied in any proceeding, such Delaware law shall be superseded by this paragraph, and the remaining laws of the State of Delaware shall nonetheless be applied in such proceeding. Each party agrees that in the event that any dispute arising from or relating to this Agreement becomes subject to any judicial proceeding, such party waives any right it may otherwise have to (a) seek punitive damages, or (b) request a jury trial.

12. Termination. This Agreement may be terminated (i) by Sponsor at any time upon 30 days’ prior written notice; or (ii) by either party upon discovery of acts of fraud or willful malfeasance of the other party in performing its duties hereunder. Any obligation or liability of either party resulting from actions or inactions occurring prior to termination shall not be affected by termination of this Agreement.

13. Assignment. This Agreement may be assigned by either party upon prior notice to the other party.

14. Notices. All notices and other communications under this Agreement shall be in writing and shall be addressed to the parties at their respective addresses. Sponsor shall comply with, and be entitled to act on, any instructions reasonably believed to be from an authorized representative of the Trust. Sponsor and its employees and agents shall be fully protected from all liability in acting upon such instructions, without being required to determine the authenticity of the authorization or authority of the persons providing such instructions.

15. Severability. In the event any provision of this Agreement is adjudicated to be void, illegal, invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby, and each of such remaining terms and provisions shall be valid and enforceable to the fullest extent permitted by law, unless a party demonstrates by a preponderance of the evidence that the invalidated provision was an essential economic term of this Agreement.

16. Integration; Amendment. This Agreement together with any other written agreements between the parties entered into concurrently with this Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereby and supersede all previous oral or written negotiations, commitments and understandings related thereto. This Agreement may not be amended or modified in any respect, nor may any provision be waived, without the written agreement of both parties. Pursuant to the authority granted to the Sponsor under Article IV of the Trust Agreement, the Sponsor is authorized to execute such written agreement on behalf of the Trust. No waiver by one party of any obligation of the other hereunder shall be considered a waiver of any other obligation of such party.

17. Further Assurances. Each party hereto shall execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

18. Headings. The headings of paragraphs herein are included solely for convenience and shall have no effect on the meaning of this Agreement.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Bitwise Solana Staking ETF

Bitwise Investment Advisers, LLC, its Sponsor

By:	/s/ Paul (Teddy) Fusaro
	Name:	Paul (Teddy) Fusaro
	Title:	Chief Operating Officer

Bitwise Investment Advisers, LLC

By:	/s/ Paul (Teddy) Fusaro
	Name:	Paul (Teddy) Fusaro
	Title:	Chief Operating Officer

EXHIBIT A

The Sponsor Fee accrues daily at an annualized rate equal to 0.20% of the adjusted net asset value of the Trust and is payable monthly in arrears in Solana.